Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS AUGUST SALES

MATTHEWS, NC, September 1, 2005 - Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended August 27, 2005, increased 9.4% to approximately $444.2 million from $406.1 million for the four weeks ended August 28, 2004.  For the four-week period ended August 27, 2005, compared with the four-week period ended August 28, 2004, comparable store sales increased approximately 1.8%.  The Company opened 101 new stores in fiscal August 2005, bringing the total number of new stores opened in fiscal 2005 to 500.  There were 5,898 stores in operation as of August 27, 2005.

			Comparable	Comparable Stores
	Sales	Total Sales	Store Sales	Hardline Sales	Softline Sales
	(millions)	Change	Change	% Change	% Change
August	$444.2	9.4%	1.8%	3.7%	-4.9%
Fourth Quarter	$1,429.8	8.0%	0.6%	1.8%	-4.2%
Fiscal 2005	$5,824.8	10.3%	2.3%	3.7%	-2.6%

The Company continues to believe that net income per diluted share of Common Stock in the fourth quarter will be around $0.17, compared to $0.25 in the fourth quarter of the prior fiscal year.  For the full year, the Company continues to expect net income per diluted share of Common Stock to be around $1.29, compared to $1.50 for the prior fiscal year.

The Company estimates that several hundred stores experienced some disruption as a result of hurricane Katrina but currently expects that only 50 to 60 stores may be closed for an extended period of time.

The Company expects that comparable store sales in the five week period ending October 1, 2005, will be flat to up 2% from the similar period in the prior fiscal year.

Family Dollar will host a conference call on Thursday, September 29, 2005, at 10:00 A.M. ET to discuss the financial results for the fourth quarter and fiscal year ended August 27, 2005, and certain plans for the fiscal year ending August 26, 2006.  If you wish to listen, please call 1-888-323-9686 for domestic USA calls and 210-234-0004 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”  A replay of the call will be available from 12:00 Noon ET, September 29, 2005, through October 6, 2005, by calling 1-800-934-9727 for domestic USA calls and 402-220-0194 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com in the “Investors” section.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, September 29, 2005.

With approximately 5,900 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures, including energy prices

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather or natural disasters that may impact sales and or operations,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  availability of real estate,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  changes in the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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